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PRESS RELEASE

For more information, contact:
Paul B. Toms Jr.,
Chairman & Chief Executive Officer
Phone: (276) 632-2133,
E. Larry Ryder,
Executive Vice President & Chief Financial Officer
Phone: (276) 632-2133, or
Kim D. Shaver,
Director of Communications
Phone: (336) 454-7088

For immediate release: October 1, 2001

Hooker Furniture Announces Third Quarter Results, Stock Repurchase Program

Martinsville, Va.: Hooker Furniture today reported net sales of $50.6 million for its third quarter ended August 31, 2001, a decrease of 17.8% from the same period a year ago. Year to date, 2001 net sales are off 12.2% to $162.1 million compared to the same nine-month period a year ago, a reflection of the industry-wide economic downturn since late 2000.

Gross profit margin for the 2001 third-quarter period decreased to 21.3% compared to 26.7% in the 2000 period. For the 2001 nine-month period, gross profit margin decreased to 22.8% compared to 26.0% in the 2000 period. Selling and administrative expenses decreased $1.1 million to $9.2 million for the most recent quarter, and decreased $611,000 to $28.9 million for the most recent nine-month period of 2001. However, as a percentage of net sales, selling and administrative expenses increased to 18.3% and 17.9% in the three and nine-month 2001 periods from 16.8% and 16.0% in the 2000 periods, respectively. While production costs and selling and administrative expenses both decreased, these reductions in costs were not enough to offset the negative impact of lower volume on operating margins. Additionally, inventories were reduced by $2.4 million during the 2001 third quarter.

A one-time restructuring charge and a special common stock repurchase by the Company's Employee Stock Ownership Plan (ESOP) contributed to a decline in net income for the third quarter to $167,000, compared with $4.1 million in the 2000 third quarter. The one-time charge and stock repurchase were related to the previously announced workforce reduction of about 100 Martinsville employees on August 30. The one-time restructuring charge consisted of $881,000 in severance and early retirement benefits paid to terminated employees. In addition, the ESOP repurchased $321,000 in common stock from these terminated employees. These combined, non-recurring charges totaled $1.2 million pretax.

Net income for the nine-month period of 2001 declined to $4 million from $11.7 million in the year-ago period.

Also as previously announced, all of Hooker's manufacturing employees in Virginia and North Carolina returned to 40-hours-per-week work schedules on September 10 after working 35-hour weeks since January 2001. As the Company's six manufacturing facilities return to full schedules, the Company expects increased operating efficiencies.
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Earnings per share were $0.03 and $0.68 for the three and nine-month periods of 2001, compared with $0.54 and $1.54 in the prior year periods, respectively. The restructuring charge and the repurchase by the ESOP reduced earnings per share by $0.13 in each of the three and nine-month periods of 2001.

Looking toward the fourth quarter, Chairman and Chief Executive Officer Paul B. Toms Jr. observed, "It's very tough to predict where business is headed short-term. We are in uncharted waters due to the tragic terrorist attacks on our nation and the resulting decline in consumer confidence, unstable financial markets and the prospect of war looming. However, we believe we are well-positioned to ride out all of these events."

Toms added, "We saw business strengthen during August, culminating in a very strong Labor Day weekend sales period, with sales remaining strong until the attacks September 11. For 10 days after the attacks, business was down sharply as peoples' minds were rightly focused elsewhere. However, beginning the weekend of September 21, we've seen incoming orders begin to increase again."

Hooker's long-term strategy remains intact. "We will stay the course we've set, positioning ourselves as a vital domestic case goods producer by offering impeccable quality and quick delivery and by tying ourselves more closely with our customers through sales training and other programs," he said.

At its September 2001 meeting, the Board of Directors authorized the repurchase by the Company of an additional $2.2 million of the Company's common stock. The Company is now authorized to repurchase up to $3.0 million of its common stock. These repurchases may be made from time to time in the open market, or in privately negotiated transactions, at prevailing market prices that the Company deems appropriate. Toms stated, "We've purchased 253,000 shares since June at a total cost of $2.2 million, or $8.52 per share. Our Board continues to feel that repurchasing our common stock at these prices enhances stockholder value going forward. Our cash position remains strong enabling us to expand the stock repurchase program. In addition we have been able to reduce long-term debt by $1.4 million since the end of last year."

Also at the September meeting, the Board declared a quarterly dividend of $.09 per share, payable on November 30, 2001 to shareholders of record November 15, 2001.

Ranked among the nation's top 20 furniture manufacturers in sales, Hooker Furniture is a 77-year-old producer and importer of wall and entertainment systems, home office, occasional and bedroom furniture with approximately 1,800 employee-owners and year 2000 sales of $250 million. The Company has six manufacturing facilities and a distribution center in Virginia and North Carolina.

Plant locations include Pleasant Garden, Kernersville and Maiden, NC and Martinsville and Roanoke, VA.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price of lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic or business conditions, either nationally or internationally.


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